Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3, of our report dated September 28, 2023, appearing in the Annual Report on Form 10-K of Datasea, Inc. for the year ended June 30, 2022. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company's ability to continue as a going concern. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Kreit & Chiu CPA LLP

(Formerly Paris, Kreit & Chiu CPA LLP)

Los Angeles, California

June 23, 2023